UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                          FORM 15-12(G) / AMENDMENT #1


REQUEST TO AMEND THE FORM 15-12(g) FILED ON MARCH 21, 2005 AND WITHDRAW THE CERTIFICATION OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES ACT OF 1934.


                                                Commission File Number 000-29219
                                                                       ---------


                          LEGALPLAY ENTERTAINMENT INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      Suite 201, 1166 Alberni Street
        Vancouver, British Columbia                    (778) 863-2961
              CANADA V6E 3Z3
-----------------------------------------  ------------------------------------
(Address, including zip code of principal   (Telephone number, including area
             executive offices)            code, of principal executive offices)


                                  COMMON STOCK
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)



    ---------------------------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Pursuant to the requirements of the Securities Exchange Act of 1934, LEGALPLAY ENTERTAINMENT INC. has caused this amendment to the certification/notice to be signed on its' behalf by the undersigned duly authorized person.


June 17, 2005                                     /s/ Cecil Morris
----------------------------                      -----------------------------
Date                                              By: Cecil Morris, President